                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D. C.  20549



                                  FORM 8-K/A


                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



      Date of Report (Date of earliest event reported):  JANUARY 3, 1995
                                                         ---------------



                         UNITED HEALTHCARE CORPORATION
                         -----------------------------
              (Exact name of registrant as specified in charter)



                                   MINNESOTA
                                   ---------
                (State or other jurisdiction of incorporation)


              0-13253                              41-1321939
              -------                              ----------
     (Commission File Number)          (IRS Employer Identification No.)



      300 OPUS CENTER, 9900 BREN ROAD EAST, MINNETONKA, MN        55343
      -------------------------------------------------------------------
            (Address of principal executive offices)           (Zip Code)


      Registrant's telephone number, including area code:  (612) 936-1300
                                                           --------------

This filing is an amendment to United HealthCare Corporation's (United) previously filed Form 8-K dated January 3, 1995, regarding United's January 3, 1995 acquisition of GenCare Health Systems, Inc. (GenCare).

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.
- ----------------------------------------------------------------------------

(a)  Financial Statements of Business Acquired
     -----------------------------------------

     Audited Consolidated Financial Statements of GenCare Health Sytems, Inc. and Subsidiaries for the years ended December 31, 1994, 1993 and 1992.

(b)  Pro Forma Financial Information
     -------------------------------

     Pro forma condensed combining financial information for the year ended December 31, 1994.

(c)  Exhibits
     --------

     Exhibit 23-Consent of Independent Public Accountants.

[LOGO OF KPMG]
                          GENCARE HEALTH SYSTEMS, INC.
                                AND SUBSIDIARIES

                       Consolidated Financial Statements

                       December 31, 1994, 1993, and 1992

                  (With Independent Auditors' Report Thereon)

[LOGO OF KPMG]


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
GenCare Health Systems, Inc.:

We have audited the accompanying consolidated balance sheets of GenCare Health Systems, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GenCare Health Systems, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, the Company changed its method of accounting for certain investments in debt securities to conform with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1994.



                                                  /s/ KPMG Peat Marwick LLP

January 27, 1995

                          GENCARE HEALTH SYSTEMS, INC.
                                AND SUBSIDIARIES

                          Consolidated Balance Sheets

                           December 31, 1994 and 1993

- --------------------------------------------------------------------------------------------
                             ASSETS                                    1994         1993
- --------------------------------------------------------------------------------------------

Current assets:
     Cash and cash equivalents                                     $  1,066,757    2,902,341
     Investment securities available-for-sale                        66,849,608   46,410,725
     Premiums receivable, less allowance for billing
       adjustments of $179,219 in 1994 and $40,000 in 1993            5,324,228    3,471,801
     Prepaid expenses                                                 6,085,419      776,800
     Other current assets                                             3,753,330    1,868,574
     Due from related parties                                         2,130,078    1,568,470
- --------------------------------------------------------------------------------------------
Total current assets                                                 85,209,420   56,998,711
Restricted assets                                                       704,205      561,736
Long-term investments - held-to-maturity                             14,631,368   14,633,210
Property and equipment, net                                           3,964,950      609,611
Deferred taxes                                                        1,647,254       --
Excess of cost over fair value of net assets acquired, net           18,884,720   19,011,432
- --------------------------------------------------------------------------------------------
Total assets                                                       $125,041,917   91,814,700
- --------------------------------------------------------------------------------------------
               LIABILITIES AND SHAREHOLDERS' EQUITY
- --------------------------------------------------------------------------------------------
Current liabilities:
     Unearned premiums                                                  579,117      491,805
     Accounts payable - capitation                                       70,792       29,321
     Claims payable                                                  24,076,763   22,378,127
     Medical groups risk-sharing pools                                6,031,140    4,245,154
     Accrued expenses                                                 7,798,464          195
     Income taxes payable                                             1,481,310       --
     Due to Sanus Corp. Health Systems and subsidiaries                 444,526      512,620
- --------------------------------------------------------------------------------------------
Total current liabilities                                            40,482,112   27,657,222
- --------------------------------------------------------------------------------------------
Long-term liabilities:
     Other liabilities                                                  102,120       --
     Due to Sanus Corp. Health Systems and subsidiaries                 930,614       --
- --------------------------------------------------------------------------------------------
Total long-term liabilities                                           1,032,734       --
- --------------------------------------------------------------------------------------------
Shareholders' equity:
     Common stock, $.02 par value; authorized 15,000,000
       shares, issued and outstanding 10,700,000 shares                 214,000      214,000
     Additional paid-in capital                                      28,809,134   28,809,134
     Retained earnings                                               57,062,648   35,134,344
     Unrealized loss on investments available-for-sale, net          (2,523,185)      --
     Treasury stock, at cost, 1,132 shares                              (35,526)      --
- --------------------------------------------------------------------------------------------
Total shareholders' equity                                           83,527,071   64,157,478
- --------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                         $125,041,917   91,814,700
- --------------------------------------------------------------------------------------------

     See accompanying notes to consolidated financial statements.

                         GENCARE HEALTH SYSTEMS, INC.
                               AND SUBSIDIARIES

                      Consolidated Statements of Earnings

                 Years ended December 31, 1994, 1993, and 1992


- ---------------------------------------------------------------------------------------------
                                                           1994         1993         1992
- ---------------------------------------------------------------------------------------------
Revenues:
     Premiums                                          $242,075,604  190,688,129  152,278,779
     Preferred provider organization fees                 4,024,990    3,301,342    3,049,355
     Interest and other                                   4,824,020    3,328,530    2,122,160
- ---------------------------------------------------------------------------------------------
Total revenues                                          250,924,614  197,318,001  157,450,294
- ---------------------------------------------------------------------------------------------
Expenses:
  Benefit claims and capitation payments                190,645,634  150,783,318  121,222,238
  Administration:
     Compensation                                        14,288,159           --           --
     Marketing                                            3,059,153           --           --
     Occupancy                                            1,632,076           --           --
     General administration                               4,660,033           --           --
     Other                                                1,013,930    1,434,189      577,281
     Management fees                                             --   19,617,975   15,847,098
  Amortization of excess of cost over fair value
     of net assets acquired                                 551,213      540,600      540,600
- ---------------------------------------------------------------------------------------------
Total expenses                                          215,850,198  172,376,082  138,187,217
- ---------------------------------------------------------------------------------------------
Earnings before income tax expense                       35,074,416   24,941,919   19,263,077
Income tax expense                                       13,146,112    9,081,866    7,237,241
- ---------------------------------------------------------------------------------------------
Net earnings                                           $ 21,928,304   15,860,053   12,025,836
- ---------------------------------------------------------------------------------------------

     See accompanying notes to consolidated financial statements.

                         GENCARE HEALTH SYSTEMS, INC.
                               AND SUBSIDIARIES

          Consolidated Statements of Changes in Shareholders' Equity

                 Years ended December 31, 1994, 1993 and 1992



                                                                   Unrealized
                                                                   gain (loss)
                                                                   on invest-
                                          Additional              ments avail-                Total
                                  Common   paid-in      Retained    able for    Treasury   shareholders'
                                  stock    capital      earnings   sale, net     stock        equity
- ------------------------------------------------------------------------------------------------------------
Balances at Decem-
  ber 31, 1991                  $214,000  28,809,134   7,248,455       --           --        36,271,589

Net earnings                        --        --      12,025,836       --           --        12,025,836
- ------------------------------------------------------------------------------------------------------------
Balances at Decem-
  ber 31, 1992                   214,000  28,809,134  19,274,291       --           --        48,297,425

Net earnings                        --        --      15,860,053       --           --        15,860,053
- ------------------------------------------------------------------------------------------------------------
Balances at Decem-
  ber 31, 1993                   214,000  28,809,134  35,134,344       --           --        64,157,478

Effect of change in
  accounting principle              --        --          --           723,837      --           723,837

Net earnings                        --        --      21,928,304       --           --        21,928,304

Change in unrealized
  loss on investments               --        --          --        (3,247,022)     --        (3,247,022)

Treasury stock
  purchased                         --        --          --           --         (35,526)       (35,526)
- ------------------------------------------------------------------------------------------------------------
Balances at Decem-
  ber 31, 1994                $214,000    28,809,134  57,062,648  (2,523,185)     (35,526)    83,527,071
- ------------------------------------------------------------------------------------------------------------

     See accompanying notes to consolidated financial statements.

                         GENCARE HEALTH SYSTEMS, INC.
                               AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                 Years ended December 31, 1994, 1993, and 1992

=============================================================================================================
                                                                         1994           1993          1992
- -------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net earnings                                                       $ 21,928,304    15,860,053    12,025,836
  Adjustments to reconcile net earnings to net cash
    provided by operating activities:
      Depreciation of property and equipment                            1,162,108        99,566        --
      Amortization of excess of cost over fair value
        of net assets acquired                                            551,213       540,600       540,600
      Amortization of net investment premiums                             646,848       479,462       490,606
      Gain on sale of investments, net                                    (38,796)       (1,791)     (175,742)
      Changes in operating assets and liabilities:
        Premiums receivable, net                                       (1,852,427)    1,767,234    (1,970,110)
        Prepaid capitation                                                  --        1,691,946    (1,691,946)
        Prepaid expenses and other current assets                      (7,014,978)   (1,396,822)     (301,534)
        Due from related parties                                         (561,608)      651,007    (1,881,731)
        Restricted assets                                                (142,469)     (111,736)        --
        Unearned premiums                                                  87,312       272,313       135,365
        Accounts payable - banks                                             --      (5,336,999)    5,336,999
        Accounts payable - capitation                                      41,471        (5,031)        5,148
        Claims payable                                                  1,698,636     5,472,975     3,428,336
        Medical groups risk-sharing pools                               1,785,986     1,419,864     1,536,150
        Accrued expenses                                                4,467,965           195         --
        Income taxes payable                                            1,481,310      (444,114)      (69,071)
        Due to Sanus Corp. Health Systems and subsidiaries                (68,094)     (134,834)     (661,825)
- --------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                              24,172,781    20,823,888    16,747,081
- --------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Investments available-for-sale:
    Purchases                                                         (38,421,369)  (25,335,816)  (38,698,018)
    Maturities                                                          8,194,549       250,000       245,993
    Sales                                                               5,387,350     6,040,896    16,465,778
- --------------------------------------------------------------------------------------------------------------
   Total                                                              (24,839,470)  (19,044,920)  (21,986,247)
- --------------------------------------------------------------------------------------------------------------
  Investments held-to-maturity:
    Purchases                                                          (1,026,900)   (1,049,535)        --
    Maturities                                                            884,801     1,009,338         --
    Sales                                                                   --           --             --
- --------------------------------------------------------------------------------------------------------------
  Total                                                                  (142,099)      (40,197)        --
- --------------------------------------------------------------------------------------------------------------
  Purchase of property and equipment                                   (4,338,197)     (709,177)        --
  Purchase of subsidiary                                                2,182,946         --            --
- -------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                 (27,136,820)  (19,794,294)  (21,986,247)
- -------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Purchase of treasury stock                                            (35,526)         --            --
   Equipment financing provided by Sanus Corp.                         1,739,981          --            --
   Payment of equipment financing                                       (576,000)         --            --
- -------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                              1,128,455          --            --
- -------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                  (1,835,584)    1,029,594    (5,239,166)
Cash and cash equivalents at beginning of year                         2,902,341     1,872,747     7,111,913
- -------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                            $  1,066,757     2,902,341     1,872,747
- -------------------------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information - cash paid
  during the period for income taxes                                $ 12,615,000     8,785,888     7,303,993
=============================================================================================================

     See accompanying notes to consolidated financial statements.

                         GENCARE HEALTH SYSTEMS, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
                       December 31, 1994, 1993, and 1992

===============================================================================

(1)  Organization and Operation

     GenCare Health Systems, Inc. (GenCare), formerly Sanus Health Plan, Inc., and subsidiaries (the Company) is a prepaid health maintenance organization incorporated in the State of Missouri. Medical care is provided to employee groups which subscribe to various health maintenance plans of the Company. The Company is licensed to operate in the States of Missouri and Illinois and has been granted qualification as a Federal Health Maintenance Organization under the Public Health Services Act.

     GenCare Dental Plan, Inc. (Dental), GenCare Preferred Provider Organization
     (PPO), and GenCare Management Company, Inc. (the Management Company) are wholly owned subsidiaries of GenCare. Dental is comprised of groups with dental coverage only. The Management Company, formerly Sanus of Missouri, Inc. (SOMI), was acquired January 1, 1994.

     GenCare is structured as an individual practice association. As such, GenCare has contracts with physicians, hereafter referred to as primary care physicians (PCPs), to administer to the health care needs of eligible enrollees (members). Each member chooses a PCP who is under contract with GenCare. GenCare has also negotiated contracts with hospitals, physician specialists, and other health care providers to satisfy the necessary medical care needs of its eligible members that extend beyond the level of care provided by the PCP.

     The contracts with PCPs are structured so that the PCP receives monthly capitation payments based on the number, age, and sex of members associated with the PCP. In addition to monthly capitation payments, GenCare has established certain funds and incentive pools for the PCPs and physician specialists. These funds and incentive pools are structured to encourage PCPs, on a group basis, to control the utilization of health care services by members.

(2)  Summary of Significant Accounting Policies

     Significant accounting policies of the Company are as follows:

     Principles of Consolidation
     The accompanying consolidated financial statements include the accounts of GenCare and its subsidiaries, Dental, Passport and the Management Company, presented on a consolidated basis. All significant intercompany accounts and transactions have been eliminated.

     Cash and Cash Equivalents
     Cash and cash equivalents consists of all cash on deposit with financial institutions and all short-term investments with original or remaining maturities at purchase of 90 days or less.

     Investments
     Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115 (SFAS 115) "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 requires that investments in all debt securities and those equity securities with readily determinable market values be classified into one of three categories: held-to-maturity, trading, or

                         GENCARE HEALTH SYSTEMS, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

===============================================================================

     available-for-sale. The classification of investments is based upon management's current intent. Debt securities which management has a positive intent and ability to hold until maturity are classified as securities held-to-maturity and are carried at amortized cost. Unrealized holding gains and losses on securities held-to-maturity are not reflected in the consolidated financial statements. Debt and equity securities that are purchased for short-term resale are classified as trading securities. Trading securities are carried at market value, with unrealized holding gains and losses included in earnings. All other debt and equity securities not included in the above two categories are classified as securities available-for-sale. Securities available-for-sale are carried at market value, with unrealized holding gains and losses reported as a separate component of shareholders' equity, net of income taxes. At December 31, 1994, the Company did not have any investments categorized as trading securities. The adoption of SFAS 115 had no effect on the earnings of the Company.

     Prior to implementation of SFAS 115, debt securities for which the Company had the ability and intent to hold to maturity were carried at cost, adjusted for amortization of premiums and accretion of discount using a method which approximates the interest method over the term of the related security. Debt securities available-for-sale were carried at the lower of aggregate cost or market value. The cost of investment securities sold is determined by specific identification.

     Restricted Assets
     Restricted assets consist of U.S. Treasury notes and U.S. Treasury strip coupon bonds which are carried at amortized cost. Restricted assets are held on deposit with financial institutions to comply with applicable federal and state health maintenance organization regulations.

     Property and Equipment
     Property and equipment are carried at cost and depreciated over the estimated useful lives using accelerated depreciation methods.

     Excess of Cost Over Fair Value of Net Assets Acquired
     Amortization of excess of cost over fair value of net assets acquired has been computed on a straight-line basis over a 40-year amortization period. Accumulated amortization at December 31, 1994 and 1993 aggregated $2,955,839 and $2,404,626, respectively.

     Revenue Recognition
     The Company recognizes premiums and PPO fees from members as income in the period to which health care coverage relates. Amounts billed and collected in advance of the month of coverage are recorded as unearned premiums.

     Premiums receivable are net of anticipated billing adjustments for members who leave the plan prior to the balance sheet dates.

     Benefit Claims and Capitation Payments
     Benefit claims and capitation payments include estimates of payments to be made on individual claims for medical specialists, drugs, and hospital costs for which services have been performed. The cost of claims incurred but not reported is estimated based on current membership statistics, current utilization, and historical data. Such amounts include paid and pending claims and

                         GENCARE HEALTH SYSTEMS, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

================================================================================

     estimates of claims for services performed during the fiscal year which have not, as of the balance sheet dates, been reported to the Company. The cost of claims incurred but not reported is estimated based on current membership statistics, current utilization, and historical data.

     Reinsurance
     Reinsurance premiums and reinsurance recoveries are included in benefit claims and capitation payments in the accompanying consolidated financial statements.

     Coordination of Benefits and Subrogation
     Certain members of the Company's health plans are also covered by other commercial insurance such that the Company does not have primary responsibility for the payment of health services provided to the members. Recoveries under these coordination of benefit provisions are offset against benefit claims and capitation payments. Cash recoveries under such provisions amounted to $203,502, $226,324, and $112,448 in 1994, 1993, and
     1992, respectively. Additionally, amounts recovered through subrogation from other commercial insurance carriers amounted to $122,925, $28,113, and $28,792 in 1994, 1993, and 1992, respectively.

     Income Taxes
     The Company files a consolidated income tax return with its three wholly owned subsidiaries. All income is from domestic sources.

     Other than amortization of excess of cost over fair value of net assets acquired and municipal interest recognition, there are no significant differences between pretax earnings for financial reporting purposes and pretax earnings for income tax purposes.

     Beginning January 1, 1992, the Company accounts for income taxes under the provision of Statement of Financial Accounting Standards No.E109, "Accounting for Income Taxes" (SFAS 109). Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for temporary differences using enacted tax rates expected to apply when those temporary differences are recovered or settled. Prior to 1992, there were no significant temporary differences between tax and financial reporting amounts. Therefore, the cumulative effect of the change in the method of accounting for income taxes in 1992 was immaterial.

     Reclassification
     Certain reclassifications of 1993 and 1992 information have been made to conform with the 1994 presentation.

                         GENCARE HEALTH SYSTEMS, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

================================================================================

(3)    Investments

     Investments at December 31, 1994 and 1993 are summarized as follows:

=================================================================================
                                       1994
- ---------------------------------------------------------------------------------
                                                    Gross       Gross      Esti-
                                                   unreal-     unreal-     mated
                                     Amortized      ized        ized        fair
                                       cost         gains      losses      value
- ---------------------------------------------------------------------------------
Available-for-sale:
  Mortgage-backed securities        $38,713,930       --    2,608,090  36,105,840
  Municipal and other govern-
    ment securities                  31,926,793     64,973  1,550,398  30,441,368
  Other                                 304,964       --        2,564     302,400
- ---------------------------------------------------------------------------------
Total                               $70,945,687     64,973  4,161,052  66,849,608
=================================================================================
Held-to-maturity:
  Mortgage-backed securities        $ 3,018,637       --      162,637   2,856,000
  Municipal and other govern-
    ment securities                  11,612,731     12,225    177,771  11,447,185
- ---------------------------------------------------------------------------------
Total                               $14,631,368     12,225    340,408  14,303,185
=================================================================================

                                          1993
- ---------------------------------------------------------------------------------
                                                    Gross       Gross      Esti-
                                                   unreal-      unreal-     mated
                                     Amortized      ized        ized        fair
                                       cost         gains      losses      value
- ---------------------------------------------------------------------------------
Available-for-sale:
  Mortgage-backed securities        $19,867,907    136,093     35,000  19,969,000
  Municipal and other govern-
    ment securities                  25,723,355  1,051,308     46,203  26,728,460
  Certificates of deposit               100,000      --          --       100,000
  Other                                 719,463     32,127       --       751,590
- ---------------------------------------------------------------------------------
Total                               $46,410,725  1,219,528     81,203  47,549,050
=================================================================================
Held-for-investment:
  Mortgage-backed securities        $ 3,021,853     68,147       --     3,090,000
  Municipal and other govern-
    ment securities                  11,611,357    500,778       --    12,112,135
- ---------------------------------------------------------------------------------
Total                               $14,633,210    568,925       --    15,202,135
=================================================================================

                         GENCARE HEALTH SYSTEMS, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
================================================================================

     The amortized cost and estimated fair values of bonds and short-term investments at December 31, 1994, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     ________________________________________________________________
                                                           Estimated
                                            Amortized        fair
                                              cost           value
     ________________________________________________________________
     Available-for-sale:
        Within 1 year                     $    --             --
        After 1 year through 5 years        7,246,037       7,290,959
        After 5 years through 10 years     33,983,847      32,306,822
        After 10 years                     29,715,803      27,251,827
     ________________________________________________________________
     Total                                $70,945,687      66,849,608
     ________________________________________________________________
     Held-to-maturity:
        Within 1 year                     $   501,427         501,200
        After 1 year through 5 years        4,666,652       4,652,177
        After 5 years through 10 years      9,463,289       9,149,809
     ________________________________________________________________
     Total                                $14,631,368      14,303,186
     ________________________________________________________________

    Gross gains of $59,107, $20,481, and $-0- and gross losses of $20,312, $18,690, and $6,545 were realized in 1994, 1993, and 1992, respectively.

(4) Property and Equipment
    Property and equipment are summarized as follows:
     ________________________________________________________________

      _____________________________________________________________
                                              1994          1993
      _____________________________________________________________

      Furniture and fixtures               $  202,241        54,946
      Office and computer equipment         1,734,724       477,332
      Computer software                     2,966,982       261,020
      Leasehold improvements                  421,506        14,675
      _____________________________________________________________
      Total property and equipment          5,325,453       807,973
      Less accumulated depreciation
       and amortization                     1,360,503       198,362
      _____________________________________________________________
      Property and equipment, net          $3,964,950       609,611
      _____________________________________________________________

                         GENCARE HEALTH SYSTEMS, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

================================================================================

(5)  Reinsurance

     The Company purchases, on a premium basis, reinsurance coverage that limits the Company's exposure on claims for health care services. Effective October 1, 1993, the deductible under the reinsurance policy increased to $165,000 from $150,000 per member and includes a stop-loss provision for 90% of claimed health care expenses in excess of the deductible up to a maximum of $1,000,000 per member per year. The stop-loss provision is 80% at noncontracted facilities with the same deductible and maximum. The policy is cancellable by the insurance carrier with notice of at least 31 days prior to the anniversary date.

     Reinsurance premiums were $742,026, $563,828, and $302,472 in 1994, 1993, and 1992, respectively. The Company recorded recoveries of $40,975 in 1994, $349,752 in 1993, and $72,000 in 1992 under reinsurance arrangements.

(6)  Medical Groups' Risk-Sharing Pools

     The Company compensates PCPs on a capitation basis and the participating specialists on a fee-for-service basis. As part of the cost control incentive program, the Company retains a portion of the amounts due to these participating physicians (the incentive withhold). In the event that medical expenses exceed budgeted levels, the physicians bear the risk to the extent of the incentive withhold. In the event that medical expenses are less than the budget, the Company and the physicians share any savings on an equal basis.

     The medical groups' risk-sharing pool liability represents the amounts expected to be paid out under applicable incentive arrangements.

(7)  Income Taxes

     Income tax expense consists of the following:

                                      Year ended December 31
     ______________________________________________________________

                                     1994        1993        1992
     ______________________________________________________________
     Federal                      $11,160,000  7,806,868  6,424,389
     State                          1,986,112  1,274,998    812,852
     _______________________________________________________________

     Total                        $13,146,112  9,081,866  7,237,241
     _______________________________________________________________

                         GENCARE HEALTH SYSTEMS, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

================================================================================

     The following reconciles income tax expense and the amounts obtained by applying the statutory U.S. federal income tax rate to earnings before income tax expense, using a statutory rate 35% for the years ended December 31, 1994 and 1993 and 34% for the year ended December 31, 1992.


                                                  Year ended December 31
     ________________________________________________________________________

                                               1994        1993       1992
     ________________________________________________________________________
     Income tax expense computed
      at statutory rate                    $12,276,045   8,729,672  6,549,446
     Amortization of excess of cost over
      fair value of net assets acquired        192,925     189,210    183,804
     Nontaxable municipal interest            (641,246)   (614,152)  (712,118)
     State income taxes, net of federal
      tax benefit                            1,290,973     828,749    609,639
     Other, net                                 27,415     (51,613)   606,470
     _________________________________________________________________________
                                           $13,146,112   9,081,866  7,237,241
     _________________________________________________________________________

     The Company's deferred tax asset at December 31, 1994 represents the tax effect of reflecting the available-for-sale investment portfolio at fair value. The corresponding deferred tax expense is reflected as a reduction of the net unrealized loss included in shareholders' equity. There is no valuation allowance for deferred income tax assets as of December 31, 1994 and no change in the valuation allowance during 1994. In assessing the realization of the deferred tax asset, management considers whether it is more likely than not that the deferred tax asset will be realized. The ultimate realization is dependent upon the generation for future taxable capital gains during the periods in which the unrealized losses are realized and become deductible. Management considered tax planning strategies in making this assessment and believes it more likely than not that the Company will realize the benefits of the deferred tax asset at December 31, 1994.

     There were no significant temporary differences which gave rise to deferred tax assets or liabilities at December 31, 1993. Additionally, there were no net operating losses or tax credits available to offset future tax liabilities at December 31, 1994.

(8)  Lease Commitments

     The Company leases office space under noncancellable operating lease agreements which expire at various dates in the future. Future minimum annual rents under noncancellable operating leases at December 31, 1994 are as follows:

                          1995                      $572,160
                          1996                       592,722
                          1997                       605,613
                          1998                       560,946
                                                     =======

     Rent expense amounted to approximately $471,957 during 1994. Rent expense was covered under the management agreement with SOMI during 1993 and 1992 as discussed in note 12.

                         GENCARE HEALTH SYSTEMS, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

================================================================================

(9)  Employee Benefits

     Substantially all full-time employees of the Company are eligible to participate in the Company's defined contribution 401(k) plan upon completion of one year of service. Participants are able to defer up to 10% of their pretax salary. The Company provides a 100% matching contribution up to $1,000 per participant per year. The Company incurred $135,724 in matching contributions for the year ended December 31, 1994. Prior to 1994, matching contributions were covered under the management agreement with SOMI as discussed in note 12.

     During 1994, the Company implemented a profit-sharing plan by which up to 10% of gross salaries, wages, and commissions paid during 1994 would be available to be paid as a bonus. Substantially all full-time employees were eligible for this plan. Profit-sharing expense for 1994 was $810,294.

(10) Related Party Transactions

     General American Life Insurance Company (General American) owns approximately 72% of the outstanding common stock of GenCare at December 31, 1994 and 1993. General American serves as a marketing representative in offering coverage provided by the Company to various employee groups. At December 31, 1993, approximately 27,000 members of the HMO health plans were attributable to General American.

     Amounts receivable from General American at December 31, 1994 and 1993, applicable to General American employees, amounted to approximately $26,500 and $29,000, respectively. Premium revenue applicable to General American employees in 1994, 1993, and 1992 was approximately $3,685,000, $5,092,000, and $3,982,000, respectively.

     Additionally, amounts due from General American applicable to those groups where General American acts as a marketing representative amounted to approximately $2,317,000 and $1,539,000 at December 31, 1994 and 1993,
     respectively. Premium revenue recognized from such marketing arrangements in 1994, 1993, and 1992 was approximately $30,745,000, $24,370,000, and
     $21,178,000, respectively. General American agreed to indemnify the Company for a specified portion of claims paid relating to the coverage marketed by General American. During 1993, the Company received reimbursements of $500,000, which are reflected as reductions to benefit claims and capitation payments.

     General American has historically provided certain administrative services to the Company. Such services include investor relations, legal, and financial reporting. Administrative expenses charged by General American to the Company were $523,003, $505,816, and $-0- for the years ended December 31, 1994, 1993, and 1992, respectively.

(11) Management Agreement With Sanus of Missouri, Inc.

     Effective April 1, 1988, a management agreement was initiated between the Company and SOMI. Under the terms of the agreement, SOMI agreed to conduct, supervise, and administer the day-to-day operations of the Company and to perform these functions in accordance with accepted management principles for the health maintenance organization industry and the reasonable exercise of judgment; provided, however, that such actions taken are in accordance with the

                         GENCARE HEALTH SYSTEMS, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

================================================================================

     Company's Articles of Incorporation and Bylaws and also in accordance with statutory and regulatory requirements. The management agreement was amended effective January 1991, and again effective January 1992.

     In accordance with the agreement, SOMI agreed to employ all personnel considered necessary to carry out its responsibilities pursuant to the terms of the management agreement. Additionally, SOMI agreed to provide or arrange, at SOMI's expense, all office space and facilities, marketing and member materials, and accounting and financial support systems, including computerized data processing equipment, seen as necessary to fulfill SOMI's responsibilities under the agreement. SOMI also participated in the Company's underwriting risk related to health coverage offered to members of the Company's health plans.

     Pursuant to the provisions of the amended management agreement effective January 1, 1991, certain service-based standards had been established against which SOMI's performance was evaluated. The Company was required, as of January 1, 1991, to pay SOMI for services rendered based on a per member per month rate scale as set forth in the management agreement, as adjusted for the performance compared with established service standards. Additionally, SOMI also participated in a profit- or loss-sharing arrangement with the Company.

     Pursuant to the terms of the management agreement between GenCare and SOMI, GenCare exercised its option to purchase SOMI for $200,000 in January 1994. Immediately following the purchase, SOMI changed its name to GenCare Management Company, Inc. The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to assets and liabilities acquired based on estimates of their fair values. This resulted in goodwill of $424,201 which is amortized on a straight-line basis over 40 years. There is no longer a profit-sharing arrangement between GenCare and the Management Company. GenCare reimburses the Management Company for actual operating expenses incurred.

(12) Commitments and Contingent Liabilities

     The Company is a defendant in a number of litigation actions incurred in the normal course of conducting its business activities. In the opinion of management, any adverse judgments that might result from such litigation will not have a material effect on the Company's financial position.

     The Company is a defendant in litigation by a third-party plaintiff claiming breach of contract and misappropriation of trade secrets. The Company had entered into discussions with the plaintiff about the possibility of developing a business to arrange for independent groups of physicians to provide specialty medical services on a global budgeted basis. The Company suspended discussions with the plaintiff regarding potential joint ventures before any contracts were signed. The plaintiff is seeking $7.83 million for payment under the terms of the purported contract. The case is currently in discovery and, in the opinion of management and the Company's counsel, any adverse judgments that might result from such litigation will not have a material effect on the Company's financial position.

(13) Stock Options

     The Company adopted the GenCare Health Systems, Inc. 1991 Flexible Stock Plan (the Plan) on October 1, 1991. The Plan provides for the award of benefits (collectively Benefits) of various

                         GENCARE HEALTH SYSTEMS, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

================================================================================

     types, including stock options, stock appreciation rights, restricted stock, performance shares, cash awards, and other stock-based awards. The number of shares of common stock which may be issued in connection with Benefits will not exceed 400,000 shares plus an annual increase, effective on each January 1, beginning in 1992, equal to 3.5% of the number of the then outstanding shares of common stock. Information with respect to grants follows:

     ===========================================================
                                        Options Outstanding
                                    ----------------------------
                                     Shares               Price
                                    available              per
                                    for grant   Shares    share
     -----------------------------------------------------------
     Balance, December 31, 1992      774,500   169,000    $  --
     Authorized                      374,500      --         --
     Forfeited                          --      (7,500)    10.00
     Granted                            --        --         --
     -----------------------------------------------------------
     Balance, December 31, 1993    1,149,000   161,500       --
     Authorized                         --        --         --
     Forfeited                          --     (30,900)  Various
     Granted                            --     130,700     31.00
     Granted                            --       9,000     34.50
     -----------------------------------------------------------
     Balance, December 31, 1994    1,149,000   270,300
     ===========================================================

     All the options granted October 1, 1991 are in two equal parts: Award A and Award B. Award A vests, or become exercisable, as to half the shares it covers on November 30, 1994 with the second half becoming exercisable on November 30, 1995. Award A expires on October 31, 2001. The first half of Award B also vests on November 30, 1995 and the second half on November 30, 1996. Award B expires on October 31, 2001. The options granted October 28, 1992 are exercisable in three parts: one-quarter of the shares vests on November 30, 1994, half vests on November 30, 1995, and the remaining one-quarter of the shares vests on November 30, 1996. These options expire on November 30, 2002. Individuals granted the options must be employed by the Company or General American at the time the options vest in order to exercise them.

     On January 26, 1994, an additional 130,700 stock options were awarded with an exercise price of $31, representing the closing market price on that date. These options will expire in 2004, and vest or become exercisable -- 25% in February 1997, 25% in February 1998, and 50% in February 1999. Additionally, on May 18, 1994, 9,000 stock options were awarded with an exercise price of $34.50, the closing market price on that date. These options will expire in 2004, and vest or become exercisable -- 25% in May 1997, 25% in May 1998, and 50% in May 1999. See note 15.

                         GENCARE HEALTH SYSTEMS, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

================================================================================

(14) Statutory Reporting Information and Net Worth Requirements

     Total assets and shareholders' equity, for statutory reporting purposes, do not reflect the effects of the "push down" of excess of cost over fair value of net assets acquired or the effects of the net unrealized loss on investments available for sale. Certain premium receivables outstanding in excess of 60 days, other receivables in excess of 90 days, prepaid expenses, and property and equipment are not reflected in statutory total assets and shareholders' equity. For these reasons, shareholders' equity, as reported for statutory reporting purposes, was less than amounts reported under generally accepted accounting principles by $22,268,329 and $20,114,283 at December 31, 1994 and 1993, respectively.

     The Company is subject to regulation by the Department of Insurance of the State of Missouri. Additionally, the Company is also licensed to operate in the State of Illinois. As part of the regulations governing health maintenance organizations operating within those states, GenCare is required to maintain a minimum level of net capital, computed in accordance with statutory regulations, equal to $1,500,000. Dental is also required, by applicable regulations, to maintain minimum capital requirements of $150,000. GenCare and Dental each met the applicable minimum levels of net capital in 1994, 1993, and 1992.

(15) Subsequent Event

     On September 11, 1994, an agreement was entered into whereby United HealthCare Corporation (United) would purchase 100% of the outstanding common stock of the Company, subject to obtaining the necessary regulatory and shareholder approvals. Pursuant to this agreement, effective January 3, 1995, the Company was purchased by United at a price of $47.50 per share, resulting in a total purchase price of approximately $508 million. All stock options became immediately excercisable on the effective date.

                         UNITED HEALTHCARE CORPORATION
              PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION


On January 3, 1995, United completed its acquisition of GenCare, a health plan based in St. Louis, Missouri, which served 230,000 members at the time of acquisition. The total purchase price of the acquisition was $515.4 million in cash.

The following unaudited pro forma condensed combining financial information presents the estimated effects of the purchase of GenCare on United. The Pro Forma Condensed Combining Statement of Operations assumes the acquisition of GenCare was completed on January 1, 1994. In the case of the December 31, 1994 Pro Forma Condensed Combining Balance Sheet, the estimated effects are reflected on a pro forma basis as if the transaction had occurred on December 31, 1994.

The pro forma condensed combining financial information reflects the terms of a definitive agreement between United and GenCare dated September 11, 1994. The pro forma condensed combining financial information is based on assumptions deemed appropriate by United's management based on their best current judgement. These assumptions are set forth in the accompanying notes to pro forma condensed combining financial information. The pro forma condensed combining financial information is not necessarily indicative of the results that actually would have occurred had this transaction been consummated on the dates indicated above or of the results of operations which may be obtained in the future.

The pro forma condensed combining financial information should be read in conjunction with United's historical consolidated financial statements and notes thereto to be included in United's annual report on Form 10-K for the year ended December 31, 1994.

                         UNITED HEALTHCARE CORPORATION
                   PRO FORMA CONDENSED COMBINING BALANCE SHEET
                             DECEMBER 31, 1994
                              (IN THOUSANDS)

                                          United       GenCare
                                        HealthCare      Health        Pro Forma        Pro Forma
                                       Corporation   Systems, Inc.   Adjustments       Combined
                                       -----------   -------------   -----------      -----------
ASSETS
 Current Assets
  Cash and cash equivalents             $1,519,049      $  1,067      $(523,757)(A)    $  996,359
  Short-term investments                   135,287        66,850             --           202,137
  Accounts receivable, net                 167,369         5,324             --           172,693
  Other                                     86,510        11,968             --            98,478
                                        ----------      --------      ---------        ----------
    Total Current Assets                 1,908,215        85,209       (523,757)        1,469,667

  Long-term Investments                  1,115,054        15,336             --         1,130,393
  Property and Equipment, net              162,597         3,965             --           166,559
  Intangible and Other Assets, net         303,613        20,532        489,115 (B)       794,375
                                                                        (18,885)(C)
                                        ----------      --------      ---------        ----------

TOTAL ASSETS                            $3,489,479      $125,042      $ (53,527)       $3,560,994
                                        ==========      ========      =========        ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
 Current Liabilities
  Medical costs payable                 $  443,559        30,179             --           473,738
  Accrued expenses                          83,087         9,279         30,000 (D)       122,366
  Unearned premiums                         70,718           579             --            71,297
  Accounts payable                          66,938           445             --            67,383
                                        ----------      --------      ---------        ----------
    Total Current Liabilities              664,302        40,482         30,000           734,784
 Long-term Liabilities                      24,275         1,033             --            25,308
 Minority Interests                          5,446            --             --             5,446
                                        ----------      --------      ---------        ----------

 Shareholders' Equity
   Common stock                              1,728           214           (214)(E)         1,728
   Treasury Stock                               --           (36)            36 (E)            --
   Additional paid-in capital              752,472        28,809        (28,809)(E)       752,472
   Retained earnings                     2,085,056        57,063        (57,063)(E)     2,085,056
   Deferred compensation                       (35)           --             --               (35)
   Unrealized holding losses
   on investments available for
   sale, net of income tax effects         (43,765)       (2,523)         2,523 (E)       (43,765)
                                        ----------      --------      ---------        ----------
    Total Shareholders' Equity           2,795,456        83,527        (83,527)        2,795,456
                                        ----------      --------      ---------        ----------

TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY                                 $3,489,479      $125,042      $ (53,527)       $3,560,994
                                        ==========      ========      =========        ==========

See notes to pro forma condensed combining financial information.

                         UNITED HEALTHCARE CORPORATION
             PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1994
                                (in thousands)

                                                           United         GenCare
                                                         HealthCare        Health        Pro Forma      Pro Forma
                                                         Corporation    Systems, Inc.   Adjustments     Combined
                                                         -----------   --------------   -----------    ----------
REVENUES
 Premiums                                                 $3,376,238      $242,076      $(28,299)(F)   $3,590,015
 Management Services                                         274,616         4,025         3,124 (F)      281,765
 Investment Income                                           118,028         4,823       (28,851)(G)       94,000
                                                          ----------      --------      --------       ----------

   Total Revenues                                          3,768,882       250,924       (54,026)       3,965,780
                                                          ----------      --------      --------       ----------

OPERATING EXPENSES
  Medical Costs                                            2,643,107       190,646       (25,175)(F)    2,808,578
  Selling, General &
   Administrative Costs                                      555,649        23,491            --          579,140
  Depreciation & Amortization                                 64,079         1,713        12,228 (H)       77,469
                                                                                            (551)(I)
                                                          ----------      --------      --------       ----------

   Total Operating Expenses                                3,262,835       215,850       (13,498)       3,465,187
                                                          ----------      --------      --------       ----------

EARNINGS FROM OPERATIONS                                     506,047        35,074       (40,528)         500,593
  Interest Expense                                            (2,163)           --            --           (2,163)
  Merger Costs                                               (35,940)           --            --          (35,940)
                                                          ----------      --------      --------       ----------

EARNINGS BEFORE INCOME TAXES AND
 MINORITY INTERESTS                                          467,944        35,074       (40,528)         462,490

  Provision for Income Taxes                                (177,822)      (13,146)       15,401 (J)     (175,567)
  Minority Interests in Net
   Earnings of Consolidated
   Entities                                                   (1,983)           --            --           (1,983)
                                                          ----------      --------      --------       ----------

NET EARNINGS BEFORE
 EXTRAORDINARY GAIN                                          288,139        21,928       (25,127)         284,940

EXTRAORDINARY GAIN ON SALE OF
 SUBSIDIARY net of income
 taxes of $808,758                                         1,377,075            --            --        1,377,075
                                                          ----------      --------      --------       ----------

NET EARNINGS                                              $1,665,214      $ 21,928      $(25,127)      $1,662,015
                                                          ==========      ========      ========       ==========

NET EARNINGS PER SHARE
 BEFORE EXTRAORDINARY GAIN                                $     1.64                                   $     1.63

EXTRAORDINARY GAIN PER SHARE                                    7.86                                         7.86
                                                          ----------                                   ----------

NET EARNINGS PER SHARE                                    $     9.50                                   $     9.49
                                                          ==========                                   ==========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING                                   175,209                                      175,209
                                                          ==========                                   ==========

See notes to pro forma condensed combining financial information.

                         UNITED HEALTHCARE CORPORATION
         NOTES TO PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

(1)  The pro forma adjustments have been recorded as follows:

     (A) This adjustment reflects the reduction in cash for the $515.4 million cash purchase price paid to GenCare's shareholders and approximately $8.4 million in cash for various costs incurred in connection with the transaction.

     (B) This adjustment reflects the estimated costs in excess of net assets acquired resulting from the transaction.

     (C) This adjustment reflects the write-off of GenCare's costs in excess of net assets acquired existing at December 31, 1994.

     (D) This adjustment reflects the transition and integration costs associated with the acquisition of GenCare of $30.0 million.

     (E) This adjustment reflects the elimination of GenCare's shareholders' equity.

     (F) Certain amounts in the GenCare historical financial information have been adjusted to conform with United's financial statement presentation. These adjustments have no effect on GenCare's previously reported net income or shareholders' equity.

     (G) This adjustment reflects the reduction in interest income due to the net reduction in cash used in the transaction.

     (H) This adjustment reflects the amortization of cost in excess of net assets acquired resulting from the transaction.

     (I) This adjustment reflects the reversal of GenCare's previously recognized amortization of cost in excess of net assets acquired. This adjustment assumes that GenCare's cost in excess of net assets acquired was written-off on January 1, 1994.

     (J) This adjustment reflects the estimated net tax effects of the transaction and pro forma adjustments described herein for the respective periods using United's 1994 consolidated effective tax rate of 38%.

                                 EXHIBIT INDEX




Exhibit Number    Description                                          Page No.
- --------------    -----------                                          --------

23                Consent of Independent Public Accountants               26

                                  SIGNATURES
                                  ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     UNITED HEALTHCARE CORPORATION
                                     -----------------------------------
                                             (Registrant)


                                     By  /s/ David P. Koppe
                                     -----------------------------------
                                           David P. Koppe
                                           Vice President, Treasurer and
                                           Chief Financial Officer


Date:  March 17, 1995